BACK BAY ADVISORS, INC.

                      Code of Business Policies and Ethics

                                  February 1999

A.       Client Relationships and Records

     The relationships with all clients for which Back Bay Advisors, Inc. ("BBA") acts as investment adviser, regardless of how or through whom the client relationship originated or developed, are the property of BBA and not of any officer or employee of BBA.

         All records, data and other information in BBA's files pertaining to clients or prospective clients, publications, forms, and procedures, is confidential property of BBA.

         You agree that, both before and for three years after the termination of your employment, you, will not attempt in any way, directly or indirectly, to solicit any BBA client or otherwise disturb BBA's client relationships.

         You. agree that, upon termination of your employment, you will not remove or copy any of BBA's records, correspondence, files, forms, documents, publications, or procedures, and that you will not, before or after termination of employment, make any of such records or other information or data available to any other person or firm.

B.       Confidentiality of Client Information

         BBA's relationship with its clients is confidential. You may not disclose the name or any detail of the circumstances of a client to anyone not a director, officer or employee of BBA without the specific permission of the client.

C.       Proprietary Information

         You acknowledge that all inventions, discoveries, methods, processes, works and concepts, including but not limited to computer programs or systems relating to investmenT management analyses or strategies, created or developed by you during your employment that relate to any present or proposed activity of BBA, shall be the sole property of BBA, and you assign to BBA all right, title and interest you may have to such property. You agree that you will not, during your employment or thereafter, disclose to any other person or firm any confidential information of BBA or any of its customers, including without limitation customer lists, strategic plans, or discoveries, inventions, improvements, methods or other trade secrets, whether developed by you or others.

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D.       Allocating Investment Opportunities among Clients

         Investment opportunities must be allocated fairly among BBA clients. While BBA members may give advice and take action with respect to any clients that may differ from advice given or the timing or nature of action taken with respect to other clients, it is BBA's policy to allocate, to the extent practicable, investment opportunities to each client over a period of time on a fair and equitable basis relative to other clients.

               BBA's policy on this matter, as represented to clients, is as follows:

               Where BBA determines that an investment purchase or sale opportunity is appropriate and desirable for more than one advisory account, purchase and sale orders may be executed separately or may be combined and, to the extent practicable, allocated by BBA to the participating account. Where advisory accounts have competing interests in a limited investment opportunity, BBA generally allocates purchase and sale opportunities on a pro rata basis in proportion to the amounts desired to be purchased or sold at the same time for each account However, in those isolated instances where such pro rata allocation is not practicable, BBA may allocate an investment purchase opportunity based on the relative length of time the competing accounts have had funds available for investment, and the relative amounts of available funds, and may allocate an investment sale opportunity based on relative cash requirements and length of time the competing accounts have had investments available for sale. It is BBA's policy to allocate, to the extent practicable, investment opportunities to each client over a period of time on a fair and equitable basis relative to its other clients.

E.       Allocation of Trades among Brokers

         It is BBA's policy to seek the best price and execution on all trades effected for clients. Factors to be considered in selecting brokers include commission cost or spread, trading experience and demonstrated ability in filling orders, creditworthiness and financial strength, and integrity. Where there is no impact on obtaining the best price and execution, trades may be directed to brokers who have provided BBA with valuable research services or trading opportunities.

F.       Gifts from Brokers or Clients

         Neither you nor a member of your family may accept any gift or other accommodation from a broker, securities salesperson or client that might create or appear to create a conflict of interest that could interfere with the impartial discharge of your responsibilities.

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G.       Legal Compliance and Employee Supervision

         You may not knowingly participate in, or assist, any acts in violation of any applicable law, rule, or regulation of any government agency, regulatory organization governing BBA's business activities.

         If you have supervisory responsibility you are required to exercise reasonable supervision over those subordinate employees subject to your control to prevent any violation by such persons of applicable statutes, regulations, or provisions of this Code.

H.       Inside Information Procedures

         If you possess "inside information", or material nonpublic information about the issuer of Securities ("MNI") you may neither buy nor sell securities or related options (whether for an account in which you have a personal interest or for the account of an investment advisory client) nor communicate the MNI to others, except as authorized under the following procedures.

         1. General Procedures Regarding the Identification and Use of MNI Whenever you receive information that you know or suspect to be MNI, you may not:

            a) Purchase or sell, of direct or recommend a purchase or sale of, any security that could be affected by the information (unless the purchase or sale is from or to the person who has provided you with the information); or

            b) Relate the information to anybody other than BBA's legal counsel.

               You must immediately report the information to BBA's legal counsel, who will determine what actions, if any should be taKen with respect to the information. In addition, you must be sure the information is kept confidential until instructed otherwise by legal counsel. In the absence of BBA's legal counsel, information may be reported to, and determinations made by, the Compliance Officer.

         2. Documents

         Whenever you receive a document that you suspect may contain MNI (such as a private placement memorandum marked "Confidential"), you must, prior to reviewing such document, file it with the Compliance Officer, who will make a record of the filing and retain the document in a secure place.

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         If you or another member of the staff wish to review the
         document, the Compliance Officer will release the document, making a record of the time and the person to whom the document was released, but only if the following conditions are satisfied. The Compliance Officer will only release documents (1) to persons who need to review the document to perform their duties on behalf of their clients, and (2) in circumstances where the MNI does not relate to the issuer of a security held by, or under consideration for purchase by, any client (other than clients whose purchases are selected by an unaffiliated computer service).

         No exceptions will be made to this rule unless previously approved by BBA's legal counsel.

         All documents released by the Compliance Officer will be held in a secure place by the person to whom released, and may not be given to, shared with, or discussed with any other member of the staff unless that staff member has the same need to know as the person lo whom the document was released, the staff member is identified to the Compliance Officer, and the staff members name is noted on the record of the document release.

         If, in reviewing the document, you learn information that is or may be MNI, you shall follow the procedures described in Section
         H.1 above.

         BBA's legal counsel may impose additional restraints on the release of documents known to contain MNI.

         3. Guidelines for Dissemination and Protection of Sensitive
            Information

         Every effort shall be made to avoid compromising the ability of BBA and its affiliates to perform investment advisory duties owed to any client not affiliated with BBA. You shall not communicate or permit the communication of information that is or is suspected to be MNI to any other person unless the communication is approved by BBA's legal counsel- BBA's legal counsel shall approve a communication of MNI to another person only if that person needs to know the MNI to perform his or her dunes To BBA or its affiliates. Written documents and letters and other materials containing MNI shall be maintained only in a manner reasonably designed to prevent the future dissemination of the MNI, by discovery, burglary, or otherwise. Files and programmed data must be secured.

         4. Identification and Reporting of MNI

         A record of the names of all persons in possession of MNI shall be maintained by the Compliance Officer. This record shall also include the names of all persons to whom the MNI is further disseminated.

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I.       Conflicts of Interest

         BBA puts the client first. If you learn of an investment opportunity of limited availability that would be suitable for a client, you must make the opportunity available to the client first, and may not invest in that opportunity for your own account without the client's consent.

         You may not implement an investment transaction for an account in which you have a beneficial interest at the expense of BBA or its clients, take advantage of knowledge you may have of the market impact of transactions effected by BBA for any of its clients, or make investment decisions for a client (that are not in the best interest of the client) for the purpose of influencing the value of investments in an account in which you have a personal interest or for the purpose of obtaining benefits for any person other than the clients of BBA.

J.       Personal Securities Transactions

          The principles of the foregoing section apply in all situations. In addition, in furtherance of these principles, all personnel must adhere to the following restrictions on their personal investing activity. These restrictions apply to all accounts in which an employee has a personal interest.

          1. Initial Public Offerings

             No one may acquire securities in an initial public offering.

          2. Private Placements

             No one may acquire securities in a private placement without the express prior approval of the Compliance Officer.

             Any one who now or hereafter owns a privately-placed security and who becomes involved in an investment decision involving the issuer of the security shall disclose his or her ownership of the private placement to the Compliance Officer as soon as practicable after becoming involved in the decision-making process.

             Any one who owns a private placement of an issuer must refrain from deliberations regarding client purchases or sales of securities issued by the same issuer.
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        3. Blackout Periods

           Except as set forth below, no one may purchase or sell securities on any day during which a buy or sell order in the same security is pending for a client.

           Except as set forth below, no Portfolio Manager may purchase or sell securities purchased or sold by an investment company managed, by the Portfolio Manager within seven calendar days before and after the investment company buys or sells the security.

           Except as set forth below, no one may buy or sell and buy, the same securities (including options on securities) at a profit within 60 calendar days. Trades made in violation of this provision shall, if practicable, be unwound. The Compliance Officer may allow exceptions to this provision only in cases where the security must be sold involuntarily (such as in the case of a merger involving the issuer).

           The prohibitions of this section do not apply to transactions in the following securities:

       o Securities that are not eligible for purchase by any of BBA'S clients.

       o Securities issued or guaranteed by any by any government that is a member of the Organization for Economic Cooperation and Development, or any agency or authority thereof.

       o Common or preferred stocks or debt securities of a class that is publicly-traded, and issued by companies with a market capitalization in excess of one billion U.S. dollars (or the equivalent in foreign currency) and, in the case of debt securities, rated in one of the top four rating categories, (i.e. rated investment grade) by Standard & Poor's Corporation and Moody's Investor Services, Inc.

       o   Futures and options contracts on indices.

       o Commodity futures contracts, including futures contracts on interest rate instruments or indices, and options on such contracts.

       o   Open end investment management companies (mutual funds).

       The provisions of this section do not apply to the following transactions:

       o Transactions that occur by operation of law or under any other circumstance in which, the investor does not exercise any discretion to buy or sell.
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       o   Purchases of securities pursuant to an automatic dividend
           reinvestment plan.

       o Purchases pursuant to the exercise of rights issued pro rata to all holders of the class of securities held by the investor and received by the investor from the issuer.

         An employee is deemed to have a personal interest in an account whenever the employee directly or indirectly derives any personal benefit from the income or from value of the assets in that account or whenever the employee can directly or indirectly exercise a controlled influence over the purchase, sale or voting of the assets in that account. Accordingly, the employee is normally considered to have a personal interest in any account held:

           a. for the employee's benefit by others (e.g., brokers, custodians and pledges, but not trustees unless the employee has direct or indirect influence or control over the trust See (e) below);

           b. for the benefit of the employee's spouse or minor children (or any other relative or other person who shares the employee's home) unless the employee does not exercise any direct Or indirect influence or control over transactions of the relative or other person and does not otherwise advise him or her as to his or her transactions;

           c. by a partnership of which the employee is a partner,

           d. by a corporation of which the employee is a controlling person and that is used by the employee alone or with a small group as a medium for investing Or trading in securities; and

           e. by a trust over which the employee has any direct or indirect influence or control.

 K.    Disclosure and Certification

          You must direct your broker to supply the Compliance Officer with duplicate confirmation statements and periodic account statements upon request of the Compliance Officer. If the Compliance Officer so directs, you will direct your brokers to send duplicate confirmation and account statements to the Compliance Officer routinely.

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     Within ten days following the end of each month, each employee must file a signed securities transaction form with the Compliance Officer. On that form each employee must report the security transactions carried out during the quarter for all accounts in which he or she has a personal interest, except accounts where the employee has no direct or indirect influence or control over investments. All transactions in securities must be included in the quarterly reports other than transactions in shares of registered open-end investment companies, in securities purchased as part of an automatic dividend reinvestment plan, in securities that arc direct obligations of the United States, and in money market instruments.

               Every report shall contain the following information for each transaction:

               a. a description of the security or other interest acquired;

               b. the date of the transaction, number of shares, and the
                  principal amount of each security involved;

               c. the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

               d. the price at which the transaction wag effected; and

               e. the name of the broker, dealer or bank with or through which the transaction was effected.

         If the reporting person is a client of BBA or has a beneficial interest in. an account managed by BBA, the reporting person should arrange the reporting details with the Compliance Officer.

         This form must be filed whether or not any security transactions have been carried out. In instances where there have been no transactions, that fact should be stated.

         Any such report may contain a statement that the report shall not be construed as an admission that the reporting person has any direct or indirect beneficial ownership in a security to which the report relates and no report shall be considered as an admission that any transaction reported constitutes a violation of the Code.

L.        Review and Enforcement

          The Compliance Officer shall review the transactions reported by all staff members and shall review transactions directed by members of BBA on behalf of TNE and its affiliates and on behalf of advisory clients, with the objective of catching at an early date any violations of this Code. The Compliance Officer shall identity any apparent violations to BBA's legal counsel, who shall be responsible for investigating

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apparent violations, for counseling and educating staff members, and for recommending sanctions or other action where appropriate.

          BBA's legal counsel Or the Compliance Officer shall report at least annually the Board of Directors on the reviews and resulting action, if any, taken pursuant to these procedures.

          Except  as  otherwise  may  be  necessary  in   connection   with  the
recommendation of sanction or other action, the information submitted by staff members in monthly reports will be held confidential.

 M.   Service as a Director

         BBA prohibits investment professionals from serving on the boards of directors of publicly traded companies absent prior authorization based upon a determination that the board service would be consistent with the interest of the investment company and its shareholders.

 N.    Maintenance of Separate Investment Decision-Making

     The following internal procedures, which are adopted by Nvest Companies, L.P. ("Nvest"), by each investment advisory subsidiary of Nvest and by each General Partner of Nvest (collectively, the "Nvest Firms"), formalize the operational separation of each firm's investment process and treatment of portfolio investment information and thereby confirm the basis upon which each firm qualifies as a separate entity, for sporting and other purposes as relevant, under applicable schemes of financial ownership regulation.

         1. Each Nvest Firm exercises independent investment decision-making, which includes purchase and sale decisions and proxy voting.

         2. The officers, directors and employees making investment decisions for a particular Nvest Firm act only for that firm (and its controlled affiliates, if applicable). There is no overlap of investment decision-making personnel among the Nvest Firms.

         3. Each Nvest Firm maintains separate records relating to its investment decisions. No other firm is generally given access to these records.

         4. Each Nvest Firm maintains separate premises, and the officers of other firms may be granted access only as visitors under procedures reasonably designed to maintain confidentiality as to the investment decision-making process.

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         5. The Nvest Firms generally do not share information as to their investment decisions and generally do not otherwise take concerted actions with regard to the investments that they manage. Where officials of two or more Nvest Firms desire to collaborate with respect to purchase or sale decisions, proxy voting or some other aspect of the investment process (for instance, where one firm proposes to act as a subadvisor with shared investment decision-making with another Nvest firm or where two films propose to service a single client account that has multiple investment strategies), or where collaboration is required by law or otherwise, specific prior review must first be undertaken with the compliance officer of each firm. Also, before any such collaboration is effected the compliance officers must further review the matter with the General Counsel of Nvest, who will consider, among other matters, whether the proposed joint actions would require any change in the regulatory filings of either firm. In addition to the foregoing, the compliance officer of any Nvest Firm must review in advance with the General Counsel of Nvest any instance where such collaboration is proposed by a Nvest Firm with Metropolitan Life Insurance Company ("MetLife") or with any non-Nvest Firm that is directly or indirectly controlled by MetLife. The provisions of this paragraph 5 do not apply to the purchase of pure investment research or data from an affiliated firm on terms substantially similar to the purchase of such research or data. from an unaffiliated firm.

         6. Each Nvest Firm maintains in confidence form the other firms all nonpublic information that it may have obtained relating to securities and their issuers, In this regard, each Nvest Firm has and enforces its own policy regarding the confidential handling of material nonpublic information.

          No less often than annually, there will be an independent assessment carried out, upon the initiative and at the expense of Nvest, of the effectiveness of the operation of the procedures set out above.

     The foregoing procedures, among other things, are intended to constitute an information-blocking device for purposes of federal securities regulation and are administered as an integral part of each Nvest Firm's compliance program and the Nvest Enterprise Compliance Program. Any failure to adhere these policies should be reported immediately to the General Counsel of Nvest.
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0.    Annual Certification

      All employees shall certify annually that they have read and understood this Code and complied with its provisions including the reporting requirements of section K.